Exhibit 99.1

FOR IMMEDIATE RELEASE

October 19, 2023	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS
FOURTH FISCAL QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that same store sales1 increased 2.4% for its Good Times brand and decreased 4.9% for its Bad Daddy’s brand for its fourth fiscal quarter ended September 26, 2023 compared to the prior fiscal quarter and for the year then ended, same store sales increased 3.7% and 0.1% for its Good Times and Bad Daddy’s brands, respectively, compared to the prior fiscal year.

Ryan Zink, President and CEO, said “Our Good Times brand continues to perform well in this increasingly challenging consumer environment. The investments we have made in this brand, through digital menu boards, signs and imaging, and our mobile app, in concert with the increased focus on friendliness and hospitality in our drive-thrus have enabled Good Times to continue its streak of positive same sales performance. Bad Daddy’s saw worsening declines throughout the quarter as we experienced broad-based reductions in traffic and increased check management activity by our guests. Our management team is fiercely focused on delivering value, consistent with our brand position, in a market that has seen increasing discounting activity to drive a turnaround in sales and traffic.”

“We are extremely encouraged by sales results at our new Bad Daddy’s in Madison, Alabama, a suburb of Huntsville, that opened in August. Average weekly sales in Madison are trending 50% higher than our overall system average,” Zink concluded.

1 Same store sales include all Company-owned restaurants currently open with at least 18 full fiscal months of operating history and for Good Times includes currently open Company-owned restaurants acquired from former franchisees beginning with the first full fiscal month under Company ownership.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, and licenses 41 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly owned subsidiaries, Good Times Restaurants Inc. owns, operates and franchises 31 Good Times Burgers & Frozen Custard restaurants primarily in Colorado. Good Times is a regional quick-service concept featuring 100% all-natural burgers and chicken sandwiches, signature wild fries, green chili breakfast burritos and fresh frozen custard desserts.

Forward Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek”, “plan” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the disruption to our business from pandemics and other public health emergencies, the impact and duration of staffing constraints at our restaurants, the impact of supply chain constraints and the current inflationary environment, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, other general economic and operating conditions, risks associated with our share repurchase program, risks associated with the acquisition of additional restaurants, the adequacy of cash flows and the cost and availability of capital or credit facility borrowings to provide liquidity, changes in federal, state, or local laws and regulations affecting the operation of our restaurants, including minimum wage and tip credit regulations, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 27, 2022 filed with the SEC, and other filings with the SEC.

GOOD TIMES RESTAURANTS INC CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440

Category: Financial